QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-142064, 333-118691 and 333-123903, Form S-8 Nos. 333-133450, 333-63451, 333-62910, 333-97163, 333-63453 and 333-120539) of CRA International, Inc. of our reports dated February 4, 2008, with respect to the consolidated balance sheets of CRA International, Inc. as of November 24, 2007 and November 25, 2006, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the years then ended, and the effectiveness of internal control over financial reporting as of November 24, 2007, which reports appear in the November 24, 2007 Annual Report on Form 10-K of CRA International, Inc.

/s/ KPMG LLP

Boston, Massachusetts
February 4, 2008

QuickLinks

  Exhibit 23.1